EXHIBIT 99.1

Gladstone Land Reports Results for the Three and Six Months Ended June 30, 2015

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Aug. 4, 2015 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the "Company") today reported financial results for the three and six months ended June 30, 2015. A description of funds from operations ("FFO"), Core FFO ("CFFO") and Adjusted FFO ("AFFO"), all non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock unless otherwise noted.  Please read the Company's Quarterly Report on Form 10-Q (the "Form 10-Q"), filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.SEC.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:

					For and As of the
	For and As of the Quarters Ended				Six Months Ended
	June 30, 2015	March 31, 2015	Change ($ / #)	Change (%)	June 30, 2015
Operating Data:
Total operating revenues	$ 2,783,853	$ 2,625,724	$ 158,129	6.0%	$ 5,409,577
Total operating expenses, net of credits	(1,889,182)	(1,671,211)	(217,971)	13.0%	(3,560,393)
Other expenses	(924,960)	(929,939)	4,979	-0.5%	(1,854,899)
Net (loss) income available to common stockholders	$ (30,289)	$ 24,574	$ (54,863)	-223.3%	$ (5,715)
Plus: Real estate and intangible depreciation and amortization	711,803	791,632	(79,829)	-10.1%	1,503,435
FFO available to common stockholders	$ 681,514	$ 816,206	$ (134,692)	-16.5%	$ 1,497,720
Plus: Acquisition-related expenses	178,016	170,680	7,336	4.3%	348,697
Plus: Acquisition-related accounting fees	13,750	35,000	(21,250)	-60.7%	48,750
(Minus) plus: Other one-time (receipts) charges, net(1)	(20,809)	9,965	(30,774)	-308.8%	(10,844)
CFFO available to common stockholders	$ 852,471	$ 1,031,851	$ (179,380)	-17.4%	$ 1,884,323
Net adjustment for cash rents	(158,449)	(96,596)	(61,853)	64.0%	(255,045)
Plus: Amortization of deferred financing costs	22,902	21,026	1,876	8.9%	43,927
AFFO available to common stockholders	$ 716,924	$ 956,281	$ (239,357)	-25.0%	$ 1,673,205

(1) For the quarter ended June 30, 2015, consists of $20,809 of insurance proceeds received during the three months ended June 30, 2015. For the quarter ended March 31, 2105, consists of $9,965 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the three months ended March 31, 2015.

Share and Per-Share Data:
Weighted average common shares outstanding – basic and diluted	8,439,855	7,753,717	686,138	8.8%	8,098,681
Net (loss) income per weighted average common share – basic and diluted	$ (0.004)	$ 0.003	$ (0.007)	-213.2%	$ (0.001)
FFO per weighted average common share – basic and diluted	$ 0.081	$ 0.105	$ (0.025)	-23.3%	$ 0.185
CFO per weighted average common share – basic and diluted	$ 0.101	$ 0.133	$ (0.032)	-24.1%	$ 0.233
AFFO per weighted average common share – basic and diluted	$ 0.085	$ 0.123	$ (0.038)	-31.1%	$ 0.207
Cash dividends declared per common share	$ 0.120	$ 0.105	$ 0.015	14.3%	$ 0.225

Balance Sheet Data:
Real estate and lease intangibles, net	$ 182,559,675	$ 166,668,793	$ 15,890,882	9.5%	$ 182,559,675
Total assets	$ 189,215,674	$ 172,103,621	$ 17,112,053	9.9%	$ 189,215,674
Total indebtedness	$ 110,461,166	$ 106,666,803	$ 3,794,363	3.6%	$ 110,461,166
Total stockholders' equity	$ 71,900,172	$ 59,174,762	$ 12,725,410	21.5%	$ 71,900,172
Total common shares outstanding	9,060,314	7,753,717	1,306,597	16.9%	9,060,314

Other Data:
Cash flows from operations	$ 1,340,704	$ 265,306	$ 1,075,398	405.3%	$ 1,606,010
Farms owned	36	34	2	5.9%	36
Acres owned	11,467	8,789	2,678	30.5%	11,467
Occupancy rate	100.0%	100.0%	0.0%	0.0%	100.0%
Farmland portfolio value	$ 231,456,080	$ 214,821,380	$ 16,634,700	7.7%	$ 231,456,080
Net asset value per share	$ 13.42	$ 13.91	$ (0.49)	-3.5%	$ 13.42

Highlights for the Quarter:

  Property Acquisitions: Acquired 2 new farms, consisting of 2,678 total acres, for an aggregate purchase price of $15.8 million at a cap rate of 5.6%;
  Leasing Activities: Renewed or extended three leases with existing tenants, which were scheduled to expire in 2015, resulting in an average increase in minimum annualized straight-line rental income of 9.3% compared to that of the previous leases;
  Purchase and Sale Agreements: Entered into a purchase and sale agreement to purchase 841 acres of farmland in California for $18.9 million that we expect to close during the third quarter; however, this agreement is subject to customary conditions and termination rights, and there can be no assurance that the acquisition will be consummated;
  Financing Activities: Obtained $12.9 million, in aggregate, of new, long-term borrowings at an expected weighted-average effective interest rate of 2.60%, which rates are fixed for terms ranging from three to five years;
  Follow-on Offering: Completed a follow-on offering, issuing 1,306,597 additional shares for gross proceeds of $14.9 million; and
  Distributions: Declared and paid monthly cash distributions of $0.04 per share of common stock for each of April, May and June.

Q2 2015 Results:  CFFO and AFFO were approximately $852,000, or $0.10 per share, and $717,000, or $0.08 per share, respectively. On a per-share basis, CFFO increased by 24.1% and AFFO decreased by 31.1%, respectively, when compared to the previous quarter. These decreases were primarily due to a $321,000 credit received from our Adviser in the previous quarter, which accounted for a four-cent increase in each of CFFO and AFFO per share. If this credit is removed from the first-quarter results, CFFO for the second quarter would have increased by approximately $142,000, or $0.01 per share, over the first quarter, and AFFO would have increased by $82,000. These increases were primarily driven by increased rental income and decreases in certain operating expenses, particularly professional fees and property-operating expenses, partially offset by increases in the fees we paid to our investment adviser and administrator. For the quarter ended June 30, 2015, our core operating expenses, which we define as our total operating expenses, less depreciation and amortization, acquisition-related expenses, any fee credits and certain other one-time expenses, decreased by approximately $30,000 from the previous quarter. Our net asset value decreased from $13.91 at March 31, 2015, to $13.42 at June 30, 2015, primarily due to the dilutive effect of the offering we completed during the quarter.

YTD 2015 Results:  CFFO and AFFO for the six months ended June 30, 2015, were approximately $1.9 million, or $0.23 per share, and $1.7 million, or $0.21 per share, respectively, compared to distributions of $0.23 per share.

A reconciliation of FFO, CFFO and AFFO to net loss, to which the Company believes is the most directly-comparable GAAP measure for FFO, CFFO and AFFO, for the quarters ended June 30 and March 31, 2015 and a computation of basic and diluted FFO, CFFO and AFFO and basic and diluted net loss per weighted-average share of common stock is set forth in the Summary Information table above.

Subsequent to June 30, 2015:

  Purchase and Sale Agreements: Entered into two purchase and sale agreements to purchase, in aggregate, 2,560 acres of farmland for $11.0 million that we expect to close during the third quarter; however, these agreements are subject to customary conditions and termination rights, and there can be no assurance that the acquisitions will be consummated; and
  Distributions: Declared monthly cash distributions of $0.04 per share of common stock for each of July, August and September.

Comments from the Company's Chief Executive Officer, David Gladstone:  "As we enter the second half of 2015, we have a strong list of potential acquisitions in various stages of our due diligence process. We expect to be very active over the next few months, as we have $30 million of potential farmland purchases under signed purchase agreements that we are working towards closing during the third quarter, and we expect to execute additional purchase agreements within the next couple of weeks. With our operating expenses beginning to stabilize, and as we continue to borrow from cheaper lending sources, we expect that a larger portion of the rental income from all new acquisitions will go straight to our earnings. We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect farmland values to increase faster than inflation. We've renewed four leases so far this year at average increases in rental rates of over 15%, supporting our belief that prime farmland, such as ours, continues to see high demand and increasing values. After the dilutive effect of our recent offering, we estimate that our net asset value per common share is $13.42 as of June 30, 2015. However, we expect to see this mark recover in the near-term future due to portfolio appreciation and our ability to put high-quality farmland on our books."

Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, August 5, 2015, at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 363-1762 to enter the conference. An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through September 5, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 16095764.  The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company's website through October 5, 2015.

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis.  As of June 30, 2015, the net asset value of the Company was $13.42 per share.  The Company currently owns 36 farms, comprised of 11,467 acres in 5 different states across the U.S., valued at approximately $231 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers.  The Company has paid 30 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution is $0.04 per month, or $0.48 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (571) 386-7469 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893. Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO,adjusted for items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries. Although the Company's calculation of CFFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance. Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. For a full explanation of the adjustments made to arrive at CFFO, please read the Company's Form 10-Q, filed today with the SEC.

AFFO:  AFFO is CFFO,adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income. Although the Company's calculation of AFFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis. Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. In addition, during the three months ended June 30, 2015, we modified our definition of AFFO to normalize the cash rent received for a particular lease year over that respective lease year on a straight-line basis and have applied this modified definition of AFFO for all prior periods presented. For a full explanation of the adjustments made to arrive at AFFO, including a more detailed discussion of the modification made during the three months ended June 30, 2015, please read the Company's Form 10-Q, filed today with the SEC.

The Company's presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 24, 2015. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893